As filed with the Securities and Exchange Commission on April 22, 2022

File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940, AND RULE 17d-1 UNDER THE 1940 ACT PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) and 57(a)(4) OF THE 1940 ACT

GOLUB CAPITAL BDC, INC., GOLUB CAPITAL BDC 3, INC., GOLUB CAPITAL DIRECT LENDING CORPORATION, GOLUB CAPITAL BDC 4, inc., GOLUB CAPITAL DIRECT LENDING UNLEVERED corporation, GC ADVISORS LLC, GOLUB CAPITAL LLC, GC INVESTMENT MANAGEMENT LLC, GC OPAL ADVISORS LLC, OPAL BSL LLC (MANAGEMENT SERIES), GOLUB CAPITAL PARTNERS 9, L.P., GOLUB CAPITAL PARTNERS 10, L.P., GOLUB CAPITAL PARTNERS 12 FEEDER FUND, L.P., GOLUB CAPITAL PARTNERS 12, L.P., GOLUB CAPITAL PARTNERS 14, L.P., GOLUB CAPITAL PARTNERS INTERNATIONAL 9, L.P., GOLUB CAPITAL PARTNERS INTERNATIONAL 10, L.P., GOLUB CAPITAL PARTNERS INTERNATIONAL 12, L.P., GOLUB CAPITAL PARTNERS INTERNATIONAL 14, L.P., GOLUB CAPITAL PARTNERS INTERNATIONAL ROLLOVER FUND 2, L.P., GOLUB CAPITAL PARTNERS PRIVATE CREDIT TRUST, GOLUB CAPITAL PARTNERS ROLLOVER FUND 2, L.P., GOLUB CAPITAL PARTNERS TALF 2020-1, L.P., GOLUB CAPITAL PARTNERS TALF 2020-2, L.P., GOLUB CAPITAL PEARLS DIRECT LENDING PROGRAM, L.P., OPAL BSL LLC (EU ORIGINATION SERIES), OPAL BSL LLC (RETENTION SERIES), GOLUB CAPITAL INTERNATIONAL, LTD., GEMS FUND, L.P., GEMS FUND 4, L.P., GEMS FUND 5 INTERNATIONAL, L.P., GEMS Fund 5, L.P., GOLUB CAPITAL PARTNERS ABS FUNDING 2019-1, L.P., GOLUB CAPITAL PARTNERS ABS FUNDING 2020-1, L.P., GOLUB CAPITAL PARTNERS ABS FUNDING 2021-1, L.P., GOLUB CAPITAL PARTNERS ABS FUNDING 2021-2, GOLUB CAPITAL PARTNERS CLO 16(M)-R2, L.P., GOLUB CAPITAL PARTNERS CLO 17(M)-R, LTD., GOLUB CAPITAL PARTNERS CLO 18(M)-R2, LTD., GOLUB CAPITAL PARTNERS CLO 19(B)-R2, LTD., PEARLS IX, L.P., PEARLS X, L.P., GOLUB CAPITAL PARTNERS CLO 21(M)-R, LTD., GOLUB CAPITAL PARTNERS CLO 22(B)-R, LTD., GOLUB CAPITAL PARTNERS CLO 23(B)-R, LTD., GOLUB CAPITAL PARTNERS CLO 24(M)-R, LTD., GOLUB CAPITAL PARTNERS CLO 25(M)-R, LTD., GOLUB CAPITAL PARTNERS CLO 26(B)-R, LTD., GOLUB CAPITAL PARTNERS CLO 28(M)-R, L.P., GOLUB CAPITAL PARTNERS CLO 30(M)-R, GOLUB CAPITAL PARTNERS CLO 31(M)-R, LTD., GOLUB CAPITAL PARTNERS CLO 33(M)-R2, L.P., GCP FINANCE 2 L.P., GCPF 7 Loan Funding A L.P., GOLUB CAPITAL PARTNERS CLO 34(M)-R, LTD., GC INTERNATIONAL LADDER LTD., GOLUB CAPITAL PARTNERS CLO 35(B), LTD., GOLUB CAPITAL PARTNERS CLO 36(M), LTD., GOLUB CAPITAL PARTNERS CLO 37(B), LTD., GOLUB CAPITAL PARTNERS CLO 38(M), LTD., GCP INTERNATIONAL TRANCHES LTD., GCP MASTER HOLDINGS, LP, GDLC Feeder Fund, L.P., GCP FINANCE 5 L.P., GCP FINANCE 6 L.P., GCP FINANCE 7 L.P., GCP FINANCE 8 L.P., GCP FINANCE 9 L.P., GCP FINANCE L.P., GOLUB CAPITAL PARTNERS 11, L.P., GOLUB CAPITAL PARTNERS INTERNATIONAL 11, L.P., GOLUB CAPITAL PARTNERS 11 ROLLOVER FUND, L.P., GC FINANCE OPERATIONS MULTICURRENCY TRUST, GCP CLO WAREHOUSE CS 2022-A, LTD., GCP CLO WAREHOUSE JP 2022-A, LTD., GOLUB CAPITAL COINVESTMENT L.P., GOLUB CAPITAL FINANCE FUNDING III TRUST, GOLUB CAPITAL FINANCE FUNDING IV TRUST, GOLUB CAPITAL FINANCE FUNDING TRUST, GOLUB CAPITAL PARTNERS CLO 39(B), LTD., GOLUB CAPITAL PARTNERS CLO 40(B), LTD., GOLUB CAPITAL PARTNERS CLO 41(B)-R, LTD., GOLUB CAPITAL PARTNERS CLO 42(M), LTD., GOLUB CAPITAL PARTNERS CLO 43(B), LTD., GOLUB CAPITAL PARTNERS CLO 44(M), LTD., GOLUB CAPITAL PARTNERS CLO 45(M), LTD., GOLUB CAPITAL PARTNERS CLO 46(M), L.P., GOLUB CAPITAL PARTNERS CLO 47(M), L.P., GOLUB CAPITAL PARTNERS CLO 48(B), LTD., GOLUB CAPITAL PARTNERS CLO 49(M)-R, GOLUB CAPITAL PARTNERS CLO 50(B)-R, LTD., GOLUB CAPITAL PARTNERS CLO 51(M), L.P., GOLUB CAPITAL PARTNERS CLO 52(B), LTD., GOLUB CAPITAL

PARTNERS CLO 53(B), LTD., GOLUB CAPITAL PARTNERS CLO 54(M), L.P., GOLUB CAPITAL PARTNERS CLO 55(B), LTD., GOLUB CAPITAL PARTNERS CLO 56(M), GOLUB CAPITAL PARTNERS CLO 57(M), GOLUB CAPITAL PARTNERS CLO 58(B), LTD., GOLUB CAPITAL PARTNERS CLO 59(M), GBDC 3 FUNDING II LLC, GBDC 3 FUNDING LLC, GBDC 3 HOLDINGS COINVEST, INC., GBDC 3 HOLDINGS ED COINVEST, INC., GBDC HOLDINGS COINVEST, INC., GBDC HOLDINGS ED COINVEST, INC., GBDC QUICK QUACK COINVEST LLC, GBDC3 QUICK QUACK COINVEST LLC, GBDC3F LOAN SUBSIDIARY A LLC, GC SBIC VI, L.P., GC SBIC VI-GP, LLC, GCBH 3 NORTH HAVEN STACK BUYER COINVEST INC., GCIC CLO II DEPOSITOR LLC, GCIC CLO II LLC, GCIC FUNDING II LLC, GCIC FUNDING LLC, GCIC HOLDINGS LLC, GCIC NORTH HAVEN STACK BUYER COINVEST INC., GCIC QUICK QUACK COINVEST LLC, GDLC FUNDING LLC, GDLC HOLDINGS LLC, gdlc holdings coinvest inc. (f/k/a GDLC NORTH HAVEN STACK BUYER COINVEST INC.), Golub Capital 3 HOLDINGS LLC, GOLUB CAPITAL BDC 3 ABS 2022-1 DEPOSITOR LLC, GOLUB CAPITAL BDC 3 ABS 2022-1 LLC, GOLUB CAPITAL BDC 3 CLO 1 DEPOSITOR LLC, GOLUB CAPITAL BDC 3 CLO 1 LLC, GOLUB CAPITAL BDC CLO 2014 LLC, GOLUB CAPITAL BDC CLO III DEPOSITOR LLC, GOLUB CAPITAL BDC CLO III LLC, GOLUB CAPITAL BDC FUNDING II LLC, GOLUB CAPITAL BDC FUNDING LLC, GOLUB CAPITAL BDC HOLDINGS LLC, Golub Capital 4 Holdings LLC, Golub Capital BDC 4 Funding LLC, Golub Capital 4 Holdings Coinvest, Inc., Golub Capital Direct Lending Unlevered Holdings LLC, Golub Capital Direct Lending Unlevered Holdings Coinvest, Inc.

200 Park Avenue, 25th Floor
New York, New York 10166
(212) 750-6060

All Communications, Notices and Orders to:

David B. Golub
GC Advisors LLC
200 Park Avenue, 25th Floor
New York, New York 10166
(212) 750-6060

Copies to:

Matthew J. Carter
Paul S. Stevens
David J. Harris
Dechert LLP
1900 K Street, N.W.
Washington, D.C. 20006
(202) 261-3300

April 22, 2022

UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of:

GOLUB CAPITAL BDC, INC., GOLUB CAPITAL
BDC 3, INC., GOLUB CAPITAL DIRECT
LENDING CORPORATION, GOLUB CAPITAL
BDC 4, iNC., GOLUB CAPITAL DIRECT
LENDING UNLEVERED CORPORATION, GC
ADVISORS LLC, GOLUB CAPITAL LLC, GC
INVESTMENT MANAGEMENT LLC, GC OPAL
ADVISORS LLC, OPAL BSL LLC
(MANAGEMENT SERIES), GOLUB CAPITAL
PARTNERS 9, L.P., GOLUB CAPITAL
PARTNERS 10, L.P., GOLUB CAPITAL
PARTNERS 12 FEEDER FUND, L.P., GOLUB
CAPITAL PARTNERS 12, L.P., GOLUB CAPITAL
PARTNERS 14, L.P., GOLUB CAPITAL
PARTNERS INTERNATIONAL 9, L.P., GOLUB
CAPITAL PARTNERS INTERNATIONAL 10,
L.P., GOLUB CAPITAL PARTNERS
INTERNATIONAL 12, L.P., GOLUB CAPITAL
PARTNERS INTERNATIONAL 14, L.P., GOLUB
CAPITAL PARTNERS INTERNATIONAL
ROLLOVER FUND 2, L.P., GOLUB CAPITAL
PARTNERS PRIVATE CREDIT TRUST, GOLUB
CAPITAL PARTNERS ROLLOVER FUND 2, L.P.,
GOLUB CAPITAL PARTNERS TALF 2020-1, L.P.,
GOLUB CAPITAL PARTNERS TALF 2020-2, L.P.,
GOLUB CAPITAL PEARLS DIRECT LENDING
PROGRAM, L.P., OPAL BSL LLC (EU
ORIGINATION SERIES), OPAL BSL LLC
(RETENTION SERIES), GOLUB CAPITAL
INTERNATIONAL, LTD., GEMS FUND, L.P.,
GEMS FUND 4, L.P., GEMS FUND 5
INTERNATIONAL, L.P., GEMS Fund 5, L.P.,
GOLUB CAPITAL PARTNERS ABS FUNDING
2019-1, L.P., GOLUB CAPITAL PARTNERS ABS
FUNDING 2020-1, L.P., GOLUB CAPITAL
PARTNERS ABS FUNDING 2021-1, L.P., GOLUB
CAPITAL PARTNERS ABS FUNDING 2021-2,
GOLUB CAPITAL PARTNERS CLO 16(M)-R2,
L.P., GOLUB CAPITAL PARTNERS CLO 17(M)-
R, LTD., GOLUB CAPITAL PARTNERS CLO
18(M)-R2, LTD., GOLUB CAPITAL PARTNERS
CLO 19(B)-R2, LTD., PEARLS IX, L.P., PEARLS
X, L.P., GOLUB CAPITAL PARTNERS CLO
21(M)-R, LTD., GOLUB CAPITAL PARTNERS
CLO 22(B)-R, LTD., GOLUB CAPITAL
PARTNERS CLO 23(B)-R, LTD., GOLUB
CAPITAL PARTNERS CLO 24(M)-R, LTD.,
GOLUB CAPITAL PARTNERS CLO 25(M)-R,
LTD., GOLUB CAPITAL PARTNERS CLO 26(B)-

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940, AND RULE 17d-1 UNDER THE 1940 ACT PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) and 57(a)(4) OF THE 1940 ACT

R, LTD., GOLUB CAPITAL PARTNERS CLO
28(M)-R, L.P., GOLUB CAPITAL PARTNERS
CLO 30(M)-R, GOLUB CAPITAL PARTNERS
CLO 31(M)-R, LTD., GOLUB CAPITAL
PARTNERS CLO 33(M)-R2, L.P., GCP FINANCE
2 L.P., GCPF 7 LOAN FUNDING A L.P., GOLUB
CAPITAL PARTNERS CLO 34(M)-R, LTD., GC
INTERNATIONAL LADDER LTD., GOLUB
CAPITAL PARTNERS CLO 35(B), LTD., GOLUB
CAPITAL PARTNERS CLO 36(M), LTD., GOLUB
CAPITAL PARTNERS CLO 37(B), LTD., GOLUB
CAPITAL PARTNERS CLO 38(M), LTD., GCP
INTERNATIONAL TRANCHES LTD., GCP
MASTER HOLDINGS, LP, GDLC Feeder
Fund, L.P., GCP FINANCE 5 L.P., GCP
FINANCE 6 L.P., GCP FINANCE 7 L.P., GCP
FINANCE 8 L.P., GCP FINANCE 9 L.P., GCP
FINANCE L.P., GOLUB CAPITAL PARTNERS 11,
L.P., GOLUB CAPITAL PARTNERS
INTERNATIONAL 11, L.P., GOLUB CAPITAL
PARTNERS 11 ROLLOVER FUND, L.P., GC
FINANCE OPERATIONS MULTICURRENCY
TRUST, GCP CLO WAREHOUSE CS 2022-A,
LTD., GCP CLO WAREHOUSE JP 2022-A, LTD.,
GOLUB CAPITAL COINVESTMENT L.P.,
GOLUB CAPITAL FINANCE FUNDING III
TRUST, GOLUB CAPITAL FINANCE FUNDING
IV TRUST, GOLUB CAPITAL FINANCE
FUNDING TRUST, GOLUB CAPITAL
PARTNERS CLO 39(B), LTD., GOLUB CAPITAL
PARTNERS CLO 40(B), LTD., GOLUB CAPITAL
PARTNERS CLO 41(B)-R, LTD., GOLUB
CAPITAL PARTNERS CLO 42(M), LTD., GOLUB
CAPITAL PARTNERS CLO 43(B), LTD., GOLUB
CAPITAL PARTNERS CLO 44(M), LTD., GOLUB
CAPITAL PARTNERS CLO 45(M), LTD., GOLUB
CAPITAL PARTNERS CLO 46(M), L.P., GOLUB
CAPITAL PARTNERS CLO 47(M), L.P., GOLUB
CAPITAL PARTNERS CLO 48(B), LTD., GOLUB
CAPITAL PARTNERS CLO 49(M)-R, GOLUB
CAPITAL PARTNERS CLO 50(B)-R, LTD.,
GOLUB CAPITAL PARTNERS CLO 51(M), L.P.,
GOLUB CAPITAL PARTNERS CLO 52(B), LTD.,
GOLUB CAPITAL PARTNERS CLO 53(B), LTD.,
GOLUB CAPITAL PARTNERS CLO 54(M), L.P.,
GOLUB CAPITAL PARTNERS CLO 55(B), LTD.,
GOLUB CAPITAL PARTNERS CLO 56(M),
GOLUB CAPITAL PARTNERS CLO 57(M),
GOLUB CAPITAL PARTNERS CLO 58(B), LTD.,
GOLUB CAPITAL PARTNERS CLO 59(M),
GBDC 3 FUNDING II LLC, GBDC 3 FUNDING
LLC, GBDC 3 HOLDINGS COINVEST, INC.,
GBDC 3 HOLDINGS ED COINVEST, INC., GBDC
HOLDINGS COINVEST, INC., GBDC HOLDINGS
ED COINVEST, INC., GBDC QUICK QUACK
COINVEST LLC, GBDC3 QUICK QUACK	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

COINVEST LLC, GBDC3F LOAN SUBSIDIARY A
LLC, GC SBIC VI, L.P., GC SBIC VI-GP, LLC,
GCBH 3 NORTH HAVEN STACK BUYER
COINVEST INC., GCIC CLO II DEPOSITOR
LLC, GCIC CLO II LLC, GCIC FUNDING II LLC,
GCIC FUNDING LLC, GCIC HOLDINGS LLC,
GCIC NORTH HAVEN STACK BUYER
COINVEST INC., GCIC QUICK QUACK
COINVEST LLC, GDLC FUNDING LLC, GDLC
HOLDINGS LLC, gdlc holdings coinvest
inc. (f/k/a GDLC NORTH HAVEN STACK
BUYER COINVEST INC.), Golub Capital 3
HOLDINGS LLC, GOLUB CAPITAL BDC 3 ABS
2022-1 DEPOSITOR LLC, GOLUB CAPITAL BDC
3 ABS 2022-1 LLC, GOLUB CAPITAL BDC 3 CLO
1 DEPOSITOR LLC, GOLUB CAPITAL BDC 3
CLO 1 LLC, GOLUB CAPITAL BDC CLO 2014
LLC, GOLUB CAPITAL BDC CLO III
DEPOSITOR LLC, GOLUB CAPITAL BDC CLO
III LLC, GOLUB CAPITAL BDC FUNDING II
LLC, GOLUB CAPITAL BDC FUNDING LLC,
GOLUB CAPITAL BDC HOLDINGS LLC,
Golub Capital 4 Holdings LLC, Golub
Capital BDC 4 Funding LLC, Golub
Capital 4 Holdings Coinvest, Inc.,
Golub Capital Direct Lending
Unlevered Holdings LLC, Golub
Capital Direct Lending Unlevered
Holdings Coinvest, Inc.

200 Park Avenue, 25th Floor
New York, New York 10166
(212) 750-6060

File No. 812-
Investment Company Act of 1940

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

INTRODUCTION

The Applicants (as defined below) hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “Commission”) to amend the prior order issued to Golub Capital BDC, Inc., et. al. (Investment Company Act of 1940, Release No. 32509, February 27, 2017) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act (the “Prior Order”), authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4).1

The Regulated Funds,2 the Wholly-Owned Investment Subsidiaries, the Advisers and the Existing Affiliated Funds may be referred to herein as the “Applicants.”

[1]	Unless otherwise indicated, all section and rule references herein are to sections of, and rules under, the 1940 Act.

[2]	The term “Regulated Funds” means GBDC, GBDC 3, GDLC, GBDC 4, GDLCU and any future closed-end management investment company that has elected to be regulated as a BDC (as defined below) or is registered under the 1940 Act, whose investment adviser is an Adviser and who intends to participate in the Co-Investment Program (as defined below).

Except as stated herein, defined terms used in this application (the “Application”) for an amended order have the meanings provided in the application for the Prior Order (the “Prior Application”).

The Prior Order permits one or more Regulated Funds and Affiliated Funds3 to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Sections 17(d) and 57(a)(4) and the rules under the 1940 Act (the “Co-Investment Program”). All Applicants are eligible to rely on the Prior Order.

All entities as of the date of submission of this Application that currently intend to rely on the requested Order have been named as Applicants. Any other existing or future entity that relies on the order in the future will comply with the terms and conditions of this Application.

I.        APPLICANTS

A.	The BDCs and the Wholly-Owned Investment Subsidiaries

•	Golub Capital BDC, Inc. (“GBDC”);

•	Golub Capital BDC 3, Inc. (“GBDC 3”);

•	Golub Capital Direct Lending Corporation (“GDLC”);

•	Golub Capital BDC 4, Inc. (“GBDC 4”);

•	Golub Capital Direct Lending Unlevered Corporation (“GDLCU” and, together with GBDC, GBDC 3, GDLC, and GBDC 4, the “BDCs”).

A description of the BDCs is included in Schedule A to this Application.

•	GBDC Holdings Coinvest, Inc., GBDC Holdings ED Coinvest, Inc., GBDC Quick Quack Coinvest LLC, GC SBIC VI, L.P., GC SBIC VI-GP, LLC, GCIC CLO II Depositor LLC, GCIC CLO II LLC, GCIC Funding II LLC, GCIC Funding LLC, GCIC Holdings LLC, GCIC North Haven Stack Buyer Coinvest Inc., GCIC Quick Quack Coinvest LLC, Golub Capital BDC CLO 2014 LLC, Golub Capital BDC CLO III Depositor LLC, Golub Capital BDC CLO III LLC, Golub Capital BDC Funding II LLC, Golub Capital BDC Funding LLC, Golub Capital BDC Holdings LLC, each a Wholly-Owned Investment Subsidiary of GBDC;

•	GBDC 3 Funding II LLC, GBDC 3 Funding LLC, GBDC 3 Holdings Coinvest, Inc., GBDC 3 Holdings ED Coinvest, Inc., GBDC3 Quick Quack Coinvest LLC, GBDC3F Loan Subsidiary A LLC, GCBH 3 North Haven Stack Buyer Coinvest Inc., Golub Capital 3 Holdings LLC, Golub Capital BDC 3 CLO 1 Depositor LLC, Golub Capital BDC 3 CLO 1 LLC, Golub Capital BDC 3 ABS 2022-1 Depositor LLC, Golub Capital BDC 3 ABS 2022-1 LLC, each a Wholly-Owned Investment Subsidiary of GBDC 3;

•	GDLC Funding LLC, GDLC Holdings LLC, GDLC Holdings Coinvest Inc. (f/k/a GDLC North Haven Stack Buyer Coinvest Inc.), each a Wholly-Owned Investment Subsidiary of GDLC;

[3]	The term “Affiliated Fund” means (i) the Existing Affiliated Funds and (ii) any Future Affiliated Fund. “Future Affiliated Fund” means an entity (i) whose investment adviser is an Adviser, (ii) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act and (iii) that intends to participate in the Co-Investment Program.

•	Golub Capital 4 Holdings LLC, Golub Capital BDC 4 Funding LLC, Golub Capital 4 Holdings Coinvest, Inc., each a Wholly-Owned Investment Subsidiary of GBDC 4;

•	Golub Capital Direct Lending Unlevered Holdings LLC, Golub Capital Direct Lending Unlevered Holdings Coinvest, Inc., each a Wholly-Owed Investment Subsidiary of GDLCU.

B.	The Advisers

GC Advisors LLC, the investment adviser to each of the BDCs (“GC Advisors”). The term “Adviser” means (a) GC Advisors, (b) the “Controlled Advisers” set forth in Schedule B hereto, each of which is either registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) or relying on the registration under the Advisers Act of GC Advisors or a Controlled Adviser and is controlled by or under common control with GC Advisors, and (c) any future investment adviser that controls, is controlled by or is under common control with GC Advisors and is registered as an investment adviser under the Advisers Act or relying on the registration of a Controlled Adviser. A description of the Advisers is included in Schedule C to this Application.

C.	Existing Affiliated Funds

The investment vehicles set forth in Schedule D hereto, each of which is an entity whose investment adviser is an Adviser (the “Existing Affiliated Funds”).

The Regulated Funds and the Affiliated Funds may be under common control. Any of the Affiliated Funds or Controlling Advisers would be deemed to be a person identified in Section 57(b) of the 1940 Act if it is an affiliated person of GC Advisors within the meaning of Section 2(a)(3)(C), thus requiring exemptive relief for certain co-investments with the Regulated Funds.

II.     APPLICANTS’ PROPOSAL

Applicants Seek to Update the Definition of “Follow-On Investment”

On April 8, 2020 the SEC announced that it would provide temporary, conditional exemptive relief (the “Temporary Relief”) for business development companies that would permit business development companies with effective co-investment orders to participate in Follow-On Investments with an Affiliated Fund that is not already invested in the issuer.4

In issuing the Temporary Relief, the Commission found that revising the definition of Follow-On Investments was “necessary and appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.”5 The Temporary Relief would not permit Follow-On Investments by Regulated Funds that are not already invested in the issuer.

Applicants seek an amendment to the Prior Order in order to update the definition of “Follow-On Investments” to be consistent with the Temporary Relief and to read as follows:

“Follow-On Investments” mean:(i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes,

[4]	Order Under Sections 6(c), 17(d), 38(a), and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 Thereunder Granting Exemptions from Specified Provisions of the Investment Company Act and Certain Rules Thereunder, Rel. No. IC-33837 (Apr. 8, 2020).

[5]	Id. at 2.

but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

Applicants believe that this update will simply incorporate the terms of the Temporary Relief into the Prior Order and that the findings made by the Commission with respect to the Temporary Relief are equally applicable to the proposed Order and do not raise new policy concerns.

The Applicants submit that the analysis in Section III, “Relief for Proposed Co-Investment Transactions,” of the Prior Application is equally applicable to this Application, which differs only from the Prior Application in so far as the definition of Follow-On Investments has been updated to be consistent with the Temporary Relief. Accordingly, that prior analysis is not restated herein.

The representations and conditions of the Prior Order, as stated in Section II.G of the Prior Application with the revision to the definition of Follow-On Investments, will remain in effect.6

III.   REQUESTED RELIEF

Accordingly, the Applicants respectfully request that the Commission grant an Order amending the Prior Order. The Applicants are seeking to amend the definition of “Follow-On Investment” in the Prior Order in order that certain Affiliated Funds may participate in Follow-On Investments under the Order consistent with the terms of the Temporary Relief.

For the reasons stated herein, Applicants believe that:

•	With respect to the relief pursuant to Sections 17(d) and 57(i) and Rule 17d-1, the relief continues to be appropriate in the public interest and consistent with the protection of investors.

IV.   REPRESENTATIONS AND CONDITIONS

Applicants agree that any Order of the Commission granting the requested relief will be subject to all of the representations and conditions in the Prior Order, except that the definition of Follow-On Investments has been revised as set forth in this Application.

V.      PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application and the Notice and Order to:

David B. Golub
GC Advisors LLC
200 Park Avenue, 25th Floor
New York, New York 10166
(212) 750-6060

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Matthew J. Carter
Paul S. Stevens
David J. Harris
Dechert LLP

6	Any and all references to an Affiliated Fund needing to be invested in an issuer as a required precedent for a Follow-On Investment would be struck as a result of the Order.

1900 K Street, N.W.
Washington, D.C. 20006
(202) 261-3300

B.	Authorization

Pursuant to Rule 0-2(c) under the 1940 Act, Applicants hereby state that each of the BDCs, by resolution duly adopted by its respective Board on April 8, 2022 (attached hereto as Exhibit A), has authorized its officers to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto under Section 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act, for an amendment to an order authorizing certain joint transactions that may otherwise be prohibited under Section 57(a)(4) of such Act. Each person executing the application on behalf of the Regulated Funds, GC Advisors, the Affiliated Funds and Controlled Advisers says that he has duly executed the Application for and on behalf of the Regulated Funds, GC Advisors, the Affiliated Funds or Controlled Advisers; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application this 22nd day of April, 2022.

GOLUB CAPITAL BDC, INC.

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC 3, INC.

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL DIRECT LENDING CORPORATION

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 4, INC.

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL DIRECT LENDING UNLEVERED CORPORATION

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GC ADVISORS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GC INVESTMENT MANAGEMENT LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GC OPAL ADVISORS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

OPAL BSL LLC (MANAGEMENT SERIES)

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS 9, L.P.
By: Golub Onshore GP, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 10, L.P.
By: Golub Onshore GP, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 12 FEEDER FUND, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 12, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 14, L.P.
By: Golub Onshore GP 3, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS INTERNATIONAL 9, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL 10, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL 12, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL 14, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL ROLLOVER FUND 2, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS PRIVATE CREDIT TRUST
By: GC Investment Management LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ROLLOVER FUND 2, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS TALF 2020-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS TALF 2020-2, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PEARLS DIRECT LENDING PROGRAM, L.P.
By: Golub Onshore GP NC, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

OPAL BSL LLC (EU ORIGINATION SERIES)

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

OPAL BSL LLC (RETENTION SERIES)

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL INTERNATIONAL, LTD.
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GEMS FUND, L.P.
By: Golub Onshore GP, LLC, Its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GEMS FUND 4, L.P.
By: Golub Onshore GP, LLC, Its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GEMS FUND 5 INTERNATIONAL, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GEMS FUND 5, L.P.
By: Golub Onshore GP 3, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS ABS FUNDING 2019-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ABS FUNDING 2020-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ABS FUNDING 2021-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ABS FUNDING 2021-2
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 16(M)-R2, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 17(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 18(M)-R2, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 19(B)-R2, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

PEARLS IX, L.P.
By: Golub Onshore GP NC, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

PEARLS X, L.P.
By: Golub Onshore GP NC, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 21(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 22(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 23(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 24(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 25(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 26(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 28(M)-R, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 30(M)-R
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 31(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 33(M)-R2, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 2 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCPF 7 LOAN FUNDNG A L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 34(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GC INTERNATIONAL LADDER LTD.
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL PARTNERS CLO 35(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 36(M), LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 37(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 38(M), LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP INTERNATIONAL TRANCHES LTD.
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GCP MASTER HOLDINGS, LP
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GDLC FEEDER FUND, L.P.
By: Golub Onshore GP 3, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GCP FINANCE 5 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 6 L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 7 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 8 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 9 L.P.
By: GC Investment Management LLC, its Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS 11, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS INTERNATIONAL 11, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS 11 ROLLOVER FUND, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GC FINANCE OPERATIONS MULTICURRENCY TRUST
By: GCP OS Cayman Trust, as Trust Manager
By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GCP CLO WAREHOUSE CS 2022-A, LTD.
By: OPAL BSL LLC, Its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GCP CLO WAREHOUSE JP 2022-A, LTD.
By: OPAL BSL LLC, Its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL COINVESTMENT L.P.
By: Golub Capital Coinvestment LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Managing Member

GOLUB CAPITAL FINANCE FUNDING III TRUST
By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL FINANCE FUNDING IV TRUST By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL FINANCE FUNDING TRUST By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL PARTNERS CLO 39(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 40(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 41(B)-R, LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 42(M), LTD. By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 43(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 44(M), LTD. By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 45(M), LTD. By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 46(M), L.P. By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 47(M), L.P. By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 48(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 49(M)-R By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 50(B)-R, LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 51(M), L.P. By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 52(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 53(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 54(M), L.P. By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 55(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 56(M) By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 57(M) By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 58(B), LTD. By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 59(M) By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GBDC 3 FUNDING II LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC 3 FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC 3 HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC 3 HOLDINGS ED COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC HOLDINGS ED COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC QUICK QUACK COINVEST LLC By: Golub Capital BDC Holdings LLC, its sole member By: Golub Capital BDC, Inc., its Managing Member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC3 QUICK QUACK COINVEST LLC By: Golub Capital 3 Holdings LLC, its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC3F LOAN SUBSIDIARY A LLC By: GBDC 3 Funding LLC, its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GC SBIC VI, L.P. By: GC SBIC VI-GP, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Manager

GC SBIC VI-GP, LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Manager

GCBH 3 NORTH HAVEN STACK BUYER COINVEST INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GCIC CLO II DEPOSITOR LLC By: Golub Capital BDC, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC CLO II LLC By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GCIC FUNDING II LLC By: Golub Capital BDC, Inc., its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC HOLDINGS LLC By: Golub Capital BDC, Inc., its Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC NORTH HAVEN STACK BUYER COINVEST INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GCIC QUICK QUACK COINVEST LLC By: GCIC Holdings LLC, its sole member By: Golub Capital BDC, Inc., its Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GDLC FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GDLC HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GDLC HOLDINGS COINVEST INC. (F/K/A GDLC NORTH HAVEN STACK BUYER COINVEST INC.)

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GOLUB CAPITAL 3 HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC 3 ABS 2022-1 DEPOSITOR LLC By: Golub Capital BDC 3, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 3 ABS 2022-1 LLC By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC 3 CLO 1 DEPOSITOR LLC By: Golub Capital BDC 3, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 3 CLO 1 LLC By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC CLO 2014 LLC By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC CLO III DEPOSITOR LLC By: Golub Capital BDC, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC CLO III LLC By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC FUNDING II LLC By: Golub Capital BDC, Inc., its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Vice Chairman and President

GOLUB CAPITAL BDC HOLDINGS LLC By: Golub Capital BDC, Inc., its Managing Member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL 4 HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 4 FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL 4 HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GOLUB CAPITAL DIRECT LENDING UNLEVERED HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL DIRECT LENDING UNLEVERED HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

SCHEDULE A

The BDCs

GBDC. GBDC is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act.7 GBDC, which was organized in Delaware on November 9, 2009 as a limited liability company and converted into a Delaware corporation on April 13, 2010, completed its initial public offering on April 14, 2010. GBDC has made an election to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986 (the “Code”), and intends to continue to make such election in the future. GBDC’s principal place of business is 200 Park Avenue, 25th Floor, New York, New York 10166.

GBDC 3. GBDC 3 is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. GBDC 3, which was incorporated in Maryland on August 1, 2017 and commenced operations on October 2, 2017, has offered and sold its common stock in private placement transactions pursuant to certain exemptions of the Securities Act of 1933, as amended (the “Securities Act”) and the laws of the states and jurisdictions where any offering is made. GBDC 3 has made an election to be treated as a RIC under Subchapter M of the Code, and intends to continue to make such election in the future. GBDC 3’s principal place of business is 200 Park Avenue, 25th Floor, New York, New York 10166.

GDLC. GDLC is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. GDLC, which was organized in Delaware on September 8, 2020 as a limited liability company and converted into a Maryland corporation effective as of July 1, 2021, has offered and sold its common stock in private placement transactions pursuant to certain exemptions of the Securities Act and the laws of the states and jurisdictions where any offering is made. GDLC has made an election to be treated as a RIC under Subchapter M of the Code, and intends to continue to make such election in the future. GDLC’s principal place of business is 200 Park Avenue, 25th Floor, New York, New York 10166.

GBDC 4. GBDC 4 is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. GBDC 4, which was organized in Delaware on September 29, 2021 as a limited liability company and converted to a Maryland corporation effective April 1, 2022 in connection with its election to be regulated as a BDC, has offered and sold its common stock in private placement transactions pursuant to certain exemptions of the Securities Act and the laws of the states and jurisdictions where any offering is made. GBDC 4 intends to make an election to be treated as a RIC under Subchapter M of the Code, and intends to continue to make such election in the future. GBDC 4’s principal place of business is 200 Park Avenue, 25th Floor, New York, New York 10166.

GDLCU. GDLCU is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. GDLCU, which was organized in Delaware on September 7, 2021 as a limited liability company and converted to a Maryland corporation effective April 1, 2022 in connection with its election to be regulated as a BDC, has offered and sold its common stock in private placement transactions pursuant to certain exemptions of the Securities Act and the laws of the states and jurisdictions where any offering is made. GDLCU intends to make an election to be treated as a RIC under Subchapter M of the Code, and intends to continue to make such election in the future. GDLCU’s principal place of business is 200 Park Avenue, 25th Floor, New York, New York 10166.

The investment objective of each of the BDCs is to generate current income and capital appreciation by investing primarily in senior secured and one stop loans of U.S. middle-market companies that GC Advisors believes are resistant to recessions. Each of the BDCs also selectively invest, or will invest, in second lien and subordinated (a loan that ranks senior only to a borrower’s equity securities and ranks junior to all of such borrower’s other

[7]	Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in section 55(a)(1) through 55(a)(3) of the 1940 Act and makes available significant managerial assistance with respect to the issuers of such securities. The Company filed its election to be a BDC on April 12, 2010.

indebtedness in priority of payment) loans of, and warrants and minority equity securities in, middle-market companies. Each of the BDCs intends to achieve its respective investment objective by (1) accessing the established loan origination channels developed by Golub Capital LLC and its affiliates (collectively “Golub Capital”), a leading lender to middle-market companies, (2) selecting investments within its core middle-market company focus, (3) partnering with experienced private equity firms, or sponsors, in many cases with whom Golub Capital has invested alongside in the past, (4) implementing the disciplined underwriting standards of Golub Capital and (5) drawing upon the aggregate experience and resources of Golub Capital.

The business and affairs of each of the BDCs are managed under the direction of its respective Board. The Board of each of the BDCs consists of seven members, five of whom are not “interested persons” of the applicable BDC as defined in Section 2(a)(19) of the 1940 Act (“Non-Interested Directors”).8 The Board of each of the BDCs has delegated daily management and investment authority of such BDC to GC Advisors pursuant to the respective Investment Advisory Agreement.9 An affiliate of GC Advisors, Golub Capital LLC, provides the administrative services necessary for each of the BDCs to operate, such as furnishing each of the BDCs with office facilities and equipment and providing clerical, bookkeeping, recordkeeping and other administrative services at such facilities.

[8]	Currently, Lawrence E. Golub serves as a Director and Chairman of the Board of each of the BDCs and David B. Golub serves as a Director and Chief Executive Officer of GBDC and as a Director, President and Chief Executive Officer of GBDC 3, GDLC, GBDC 4, and GDLCU (“Principals”). Messrs. Lawrence E. Golub and David B. Golub and certain trusts for the benefit of their families also have direct or indirect beneficial ownership and financial interests in certain of the Affiliated Funds, GC Advisors and other Applicants. Messrs. Lawrence E. Golub and David B. Golub will not have a direct or indirect financial interest in any Co-Investment Transaction, other than through any direct or indirect interest they may have in the Affiliated Funds, GC Advisors and other Applicants. No Director will be considered a Non-Interested Director with respect to a particular Co-Investment Transaction unless the Director has no direct or indirect financial interest in that Co-Investment Transaction or any interest in any portfolio company, other than through an interest in the securities of a Regulated Fund.

[9]	The term “Investment Advisory Agreement” means, as applicable, (i) the investment advisory agreements by and between GC Advisors and each of GBDC, GBDC 3, GDLC, GBDC 4, and GDLCU, and (iii) any investment advisory agreement to be entered into by an Adviser and a Regulated Fund.

SCHEDULE B

The Controlled Advisers

GC OPAL Advisors LLC

GC Investment Management LLC

OPAL BSL LLC (Management Series)

SCHEDULE C

The Advisers

GC Advisors LLC, a Delaware limited liability company that is registered as an investment adviser under the Advisers Act, serves as the investment adviser to each of the BDCs pursuant to the applicable Investment Advisory Agreement. Subject to the overall supervision of their respective Boards, GC Advisors will manage the day-to-day operations of, and provide investment advisory and management services to each of the BDCs. Under the terms of each Investment Advisory Agreement, GC Advisors will: (i) determine the composition of the investment portfolio of the applicable BDC, the nature and timing of the changes to such portfolio and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of investments (including performing due diligence on prospective portfolio companies); (iii) close and monitor investments; and (iv) determine the securities and other assets to be purchased, retained or sold. GC Advisors’ services under each Investment Advisory Agreement will not be exclusive, and it is free to furnish similar services to other entities.

Golub Capital LLC is a wholly-owned subsidiary of GC Advisors, and, pursuant to a staffing agreement with GC Advisors (the “Staffing Agreement”), Golub Capital LLC makes experienced investment professionals available to GC Advisors and provides access to the senior investment personnel of Golub Capital LLC and its affiliates. The employees furnished by Golub Capital LLC under the Staffing Agreement render advice in their capacity as persons associated with GC Advisors and subject, in that capacity, to the supervision of GC Advisors (and not Golub Capital LLC).

GC OPAL Advisors LLC (“GC Opal Advisors”) is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act. OPAL BSL LLC (Management Series) is a series of a Delaware multi-series limited liability company that relies on the registration of GC Opal Advisors. GC Investment Management LLC is a limited liability company organized under the laws of the U.S. Virgin Islands that relies on the registration of GC Opal Advisors.

GC Advisors or a Controlled Adviser currently serves as investment adviser to each of the Existing Affiliated Funds. The BDCs may seek to co-invest with the Affiliated Funds. As used in this Application, the term “investment adviser” refers to the entity that provides investment advisory services to the Existing Affiliated Funds notwithstanding that the relevant underlying documentation for an Existing Affiliated Fund may use different terminology, including “collateral manager.”

SCHEDULE D

Existing Affiliated Funds

Golub Capital Partners 9, L.P.

Golub Capital Partners 10, L.P.

Golub Capital Partners 12 Feeder Fund, L.P.

Golub Capital Partners 12, L.P.

Golub Capital Partners 14, L.P.

Golub Capital Partners International 9, L.P.

Golub Capital Partners International 10, L.P.

Golub Capital Partners International 12, L.P.

Golub Capital Partners International 14, L.P.

Golub Capital Partners International Rollover Fund 2, L.P.

Golub Capital Partners Private Credit Trust

Golub Capital Partners Rollover Fund 2, L.P.

Golub Capital Partners TALF 2020-1, L.P.

Golub Capital Partners TALF 2020-2, L.P.

Golub Capital PEARLS Direct Lending Program, L.P.

OPAL BSL LLC (EU Origination Series)

OPAL BSL LLC (Retention Series)

Golub Capital International, Ltd.

GEMS Fund, L.P.

GEMS Fund 4, L.P.

GEMS Fund 5 International, L.P.

GEMS Fund 5, L.P.

Golub Capital Partners ABS Funding 2019-1, L.P.

Golub Capital Partners ABS Funding 2020-1, L.P.

Golub Capital Partners ABS Funding 2021-1, L.P.

Golub Capital Partners ABS Funding 2021-2

Golub Capital Partners CLO 16(M)-R2, L.P.

Golub Capital Partners CLO 17(M)-R, Ltd.

Golub Capital Partners CLO 18(M)-R2, Ltd.

Golub Capital Partners CLO 19(B)-R2, Ltd.

PEARLS IX, L.P.

PEARLS X, L.P.

Golub Capital Partners CLO 21(M)-R, Ltd.

Golub Capital Partners CLO 22(B)-R, Ltd.

Golub Capital Partners CLO 23(B)-R, Ltd.

Golub Capital Partners CLO 24(M)-R, Ltd.

Golub Capital Partners CLO 25(M)-R, Ltd.

Golub Capital Partners CLO 26(B)-R, Ltd.

Golub Capital Partners CLO 28(M)-R, L.P.

Golub Capital Partners CLO 30(M)-R

Golub Capital Partners CLO 31(M)-R, Ltd.

Golub Capital Partners CLO 33(M)-R2, L.P.

GCP Finance 2 L.P.

GCPF 7 Loan Funding A L.P.

Golub Capital Partners CLO 34(M)-R, Ltd.

GC International Ladder Ltd.

Golub Capital Partners CLO 35(B), Ltd.

Golub Capital Partners CLO 36(M), Ltd.

Golub Capital Partners CLO 37(B), Ltd.

Golub Capital Partners CLO 38(M), Ltd.

GCP International Tranches Ltd.

GCP Master Holdings, LP

GDLC Feeder Fund, L.P.

GCP Finance 5 L.P.

GCP Finance 6 L.P.

GCP Finance 7 L.P.

GCP Finance 8 L.P.

GCP Finance 9 L.P.

GCP Finance L.P.

Golub Capital Partners 11, L.P.

Golub Capital Partners International 11, L.P.

Golub Capital Partners 11 Rollover Fund, L.P.

GC Finance Operations Multicurrency Trust

GCP CLO Warehouse CS 2022-A, Ltd.

GCP CLO Warehouse JP 2022-A, Ltd.

Golub Capital Coinvestment L.P.

Golub Capital Finance Funding III Trust

Golub Capital Finance Funding IV Trust

Golub Capital Finance Funding Trust

Golub Capital Partners CLO 39(B), Ltd.

Golub Capital Partners CLO 40(B), Ltd.

Golub Capital Partners CLO 41(B)-R, Ltd.

Golub Capital Partners CLO 42(M), Ltd.

Golub Capital Partners CLO 43(B), Ltd.

Golub Capital Partners CLO 44(M), Ltd.

Golub Capital Partners CLO 45(M), Ltd.

Golub Capital Partners CLO 46(M), L.P.

Golub Capital Partners CLO 47(M), L.P.

Golub Capital Partners CLO 48(B), Ltd.

Golub Capital Partners CLO 49(M)-R

Golub Capital Partners CLO 50(B)-R, Ltd.

Golub Capital Partners CLO 51(M), L.P.

Golub Capital Partners CLO 52(B), Ltd.

Golub Capital Partners CLO 53(B), Ltd.

Golub Capital Partners CLO 54(M), L.P.

Golub Capital Partners CLO 55(B), Ltd.

Golub Capital Partners CLO 56(M)

Golub Capital Partners CLO 57(M)

Golub Capital Partners CLO 58(B), Ltd.

Golub Capital Partners CLO 59(M)

VERIFICATION

The undersigned states that he has duly executed the foregoing Application, dated April 22, 2022, for and on behalf of Golub Capital BDC, Inc., Golub Capital BDC 3, Inc., Golub Capital Direct Lending Corporation, Golub Capital BDC 4, Inc., Golub Capital Direct Lending Unlevered Corporation, GC Advisors LLC, Golub Capital LLC, GC Investment Management LLC, GC OPAL Advisors LLC, OPAL BSL LLC (Management Series), Golub Capital Partners 9, L.P., Golub Capital Partners 10, L.P., Golub Capital Partners 12 Feeder Fund, L.P., Golub Capital Partners 12, L.P., Golub Capital Partners 14, L.P., Golub Capital Partners International 9, L.P., Golub Capital Partners International 10, L.P., Golub Capital Partners International 12, L.P., Golub Capital Partners International 14, L.P., Golub Capital Partners International Rollover Fund 2, L.P., Golub Capital Partners Private Credit Trust, Golub Capital Partners Rollover Fund 2, L.P., Golub Capital Partners TALF 2020-1, L.P., Golub Capital Partners TALF 2020-2, L.P., Golub Capital PEARLS Direct Lending Program, L.P., OPAL BSL LLC (EU Origination Series), OPAL BSL LLC (Retention Series), Golub Capital International, Ltd., GEMS Fund, L.P., GEMS Fund 4, L.P., GEMS Fund 5 International, L.P., GEMS Fund 5, L.P., Golub Capital Partners ABS Funding 2019-1, L.P., Golub Capital Partners ABS Funding 2020-1, L.P., Golub Capital Partners ABS Funding 2021-1, L.P., Golub Capital Partners ABS Funding 2021-2, Golub Capital Partners CLO 16(M)-R2, L.P., Golub Capital Partners CLO 17(M)-R, Ltd., Golub Capital Partners CLO 18(M)-R2, Ltd., Golub Capital Partners CLO 19(B)-R2, Ltd., PEARLS IX, L.P., PEARLS X, L.P., Golub Capital Partners CLO 21(M)-R, Ltd., Golub Capital Partners CLO 22(B)-R, Ltd., Golub Capital Partners CLO 23(B)-R, Ltd., Golub Capital Partners CLO 24(M)-R, Ltd., Golub Capital Partners CLO 25(M)-R, Ltd., Golub Capital Partners CLO 26(B)-R, Ltd., Golub Capital Partners CLO 28(M)-R, L.P., Golub Capital Partners CLO 30(M)-R, Golub Capital Partners CLO 31(M)-R, Ltd., Golub Capital Partners CLO 33(M)-R2, L.P., GCP Finance 2 L.P., GCPF 7 Loan Funding A L.P., Golub Capital Partners CLO 34(M)-R, Ltd., GC International Ladder Ltd., Golub Capital Partners CLO 35(B), Ltd., Golub Capital Partners CLO 36(M), Ltd., Golub Capital Partners CLO 37(B), Ltd., Golub Capital Partners CLO 38(M), Ltd., GCP International Tranches Ltd., GCP Master Holdings, LP, GDLC Feeder Fund, L.P., GCP Finance 5 L.P., GCP Finance 6 L.P., GCP Finance 7 L.P., GCP Finance 8 L.P., GCP Finance 9 L.P., GCP Finance L.P., Golub Capital Partners 11, L.P., Golub Capital Partners International 11, L.P., Golub Capital Partners 11 Rollover Fund, L.P., GC Finance Operations Multicurrency Trust, GCP CLO Warehouse CS 2022-A, Ltd., GCP CLO Warehouse JP 2022-A, Ltd., Golub Capital Coinvestment L.P., Golub Capital Finance Funding III Trust, Golub Capital Finance Funding IV Trust, Golub Capital Finance Funding Trust, Golub Capital Partners CLO 39(B), Ltd., Golub Capital Partners CLO 40(B), Ltd., Golub Capital Partners CLO 41(B)-R, Ltd., Golub Capital Partners CLO 42(M), Ltd., Golub Capital Partners CLO 43(B), Ltd., Golub Capital Partners CLO 44(M), Ltd., Golub Capital Partners CLO 45(M), Ltd., Golub Capital Partners CLO 46(M), L.P., Golub Capital Partners CLO 47(M), L.P., Golub Capital Partners CLO 48(B), Ltd., Golub Capital Partners CLO 49(M)-R, Golub Capital Partners CLO 50(B)-R, Ltd., Golub Capital Partners CLO 51(M), L.P., Golub Capital Partners CLO 52(B), Ltd., Golub Capital Partners CLO 53(B), Ltd., Golub Capital Partners CLO 54(M), L.P., Golub Capital Partners CLO 55(B), Ltd., Golub Capital Partners CLO 56(M), Golub Capital Partners CLO 57(M), Golub Capital Partners CLO 58(B), Ltd., Golub Capital Partners CLO 59(M), GBDC 3 Funding II LLC, GBDC 3 Funding LLC, GBDC 3 Holdings Coinvest, Inc., GBDC 3 Holdings ED Coinvest, Inc., GBDC Holdings Coinvest, Inc., GBDC Holdings ED Coinvest, Inc., GBDC Quick Quack Coinvest LLC, GBDC3 Quick Quack Coinvest LLC, GBDC3F Loan Subsidiary A LLC, GC SBIC VI, L.P., GC SBIC VI-GP, LLC, GCBH 3 North Haven Stack Buyer Coinvest Inc., GCIC CLO II Depositor LLC, GCIC CLO II LLC, GCIC Funding II LLC, GCIC Funding LLC, GCIC Holdings LLC, GCIC North Haven Stack Buyer Coinvest Inc., GCIC Quick Quack Coinvest LLC, GDLC Funding LLC, GDLC Holdings LLC, GDLC Holdings Coinvest Inc. (f/k/a GDLC North Haven Stack Buyer Coinvest Inc.), Golub Capital 3 Holdings LLC, Golub Capital BDC 3 ABS 2022-1 Depositor LLC, Golub Capital BDC 3 ABS 2022-1 LLC, Golub Capital BDC 3 CLO 1 Depositor LLC, Golub Capital BDC 3 CLO 1 LLC, Golub Capital BDC CLO 2014 LLC, Golub Capital BDC CLO III Depositor LLC, Golub Capital BDC CLO III LLC, Golub Capital BDC Funding II LLC, Golub Capital BDC Funding LLC, Golub Capital BDC Holdings LLC, Golub Capital 4 Holdings LLC, Golub Capital BDC 4 Funding LLC, Golub Capital 4 Holdings Coinvest, Inc., Golub Capital Direct Lending Unlevered Holdings LLC, Golub Capital Direct Lending Unlevered Holdings Coinvest, Inc. as the case may be, that he holds the office with such entity as indicated below and that all action by the directors, stockholders, general partners, trustees or members of each entity, as applicable, necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument and the contents thereof and that the facts set forth therein are true to the best of his knowledge, information and belief.

GOLUB CAPITAL BDC, INC.

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC 3, INC.

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL DIRECT LENDING CORPORATION

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 4, INC.

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL DIRECT LENDING UNLEVERED CORPORATION

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GC ADVISORS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL LLC

By	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GC INVESTMENT MANAGEMENT LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GC OPAL ADVISORS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

OPAL BSL LLC (MANAGEMENT SERIES)

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS 9, L.P.
By: Golub Onshore GP, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 10, L.P.
By: Golub Onshore GP, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 12 FEEDER FUND, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 12, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS 14, L.P.
By: Golub Onshore GP 3, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS INTERNATIONAL 9, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL 10, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL 12, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL 14, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS INTERNATIONAL ROLLOVER FUND 2, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS PRIVATE CREDIT TRUST
By: GC Investment Management LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ROLLOVER FUND 2, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS TALF 2020-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS TALF 2020-2, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PEARLS DIRECT LENDING PROGRAM, L.P.
By: Golub Onshore GP NC, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

OPAL BSL LLC (EU ORIGINATION SERIES)

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

OPAL BSL LLC (RETENTION SERIES)

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL INTERNATIONAL, LTD.
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GEMS FUND, L.P.
By: Golub Onshore GP, LLC, Its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GEMS FUND 4, L.P.
By: Golub Onshore GP, LLC, Its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GEMS FUND 5 INTERNATIONAL, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GEMS FUND 5, L.P.
By: Golub Onshore GP 3, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS ABS FUNDING 2019-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ABS FUNDING 2020-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ABS FUNDING 2021-1, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS ABS FUNDING 2021-2
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 16(M)-R2, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 17(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 18(M)-R2, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 19(B)-R2, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

PEARLS IX, L.P.
By: Golub Onshore GP NC, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

PEARLS X, L.P.
By: Golub Onshore GP NC, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 21(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 22(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 23(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 24(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 25(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 26(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 28(M)-R, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 30(M)-R
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 31(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 33(M)-R2, L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 2 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCPF 7 LOAN FUNDNG A L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 34(M)-R, LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GC INTERNATIONAL LADDER LTD.
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL PARTNERS CLO 35(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 36(M), LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 37(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 38(M), LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP INTERNATIONAL TRANCHES LTD.
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GCP MASTER HOLDINGS, LP
By: GC Investment Management LLC, its Manager
By: GC Advisors LLC, its Subadviser

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GDLC FEEDER FUND, L.P.
By: Golub Onshore GP 3, LLC, its General Partner

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GCP FINANCE 5 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 6 L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 7 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 8 L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE 9 L.P.
By: GC Investment Management LLC, its Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GCP FINANCE L.P.
By: GC Investment Management LLC, its Servicer

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS 11, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GOLUB CAPITAL PARTNERS INTERNATIONAL 11, L.P.
By: Golub Offshore GP, Ltd., its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Director

GOLUB CAPITAL PARTNERS 11 ROLLOVER FUND, L.P.
By: Golub Onshore GP 2, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Person

GC FINANCE OPERATIONS MULTICURRENCY TRUST
By: GCP OS Cayman Trust, as Trust Manager
By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GCP CLO WAREHOUSE CS 2022-A, LTD.
By: OPAL BSL LLC, Its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GCP CLO WAREHOUSE JP 2022-A, LTD.
By: OPAL BSL LLC, Its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL COINVESTMENT L.P.
By: Golub Capital Coinvestment LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Managing Member

GOLUB CAPITAL FINANCE FUNDING III TRUST
By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL FINANCE FUNDING IV TRUST
By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL FINANCE FUNDING TRUST
By: GC Advisors LLC, its Investment Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL PARTNERS CLO 39(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 40(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 41(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 42(M), LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 43(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 44(M), LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 45(M), LTD.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 46(M), L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 47(M), L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 48(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 49(M)-R
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 50(B)-R, LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 51(M), L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 52(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 53(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 54(M), L.P.
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 55(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 56(M)
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 57(M)
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GOLUB CAPITAL PARTNERS CLO 58(B), LTD.
By: OPAL BSL LLC, its Collateral Manager

By:	/s/ Craig Benton
Name:	Craig Benton
Title:	President

GOLUB CAPITAL PARTNERS CLO 59(M)
By: GC Investment Management LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Authorized Signatory

GBDC 3 FUNDING II LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC 3 FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC 3 HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC 3 HOLDINGS ED COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC HOLDINGS ED COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GBDC QUICK QUACK COINVEST LLC
By: Golub Capital BDC Holdings LLC, its sole member
By: Golub Capital BDC, Inc., its Managing Member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC3 QUICK QUACK COINVEST LLC
By: Golub Capital 3 Holdings LLC, its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GBDC3F LOAN SUBSIDIARY A LLC
By: GBDC 3 Funding LLC, its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GC SBIC VI, L.P.
By: GC SBIC VI-GP, LLC, its General Partner

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Manager

GC SBIC VI-GP, LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Manager

GCBH 3 NORTH HAVEN STACK BUYER COINVEST INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GCIC CLO II DEPOSITOR LLC
By: Golub Capital BDC, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC CLO II LLC
By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GCIC FUNDING II LLC
By: Golub Capital BDC, Inc., its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC HOLDINGS LLC
By: Golub Capital BDC, Inc., its Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GCIC NORTH HAVEN STACK BUYER COINVEST INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GCIC QUICK QUACK COINVEST LLC
By: GCIC Holdings LLC, its sole member
By: Golub Capital BDC, Inc., its Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GDLC FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GDLC HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GDLC HOLDINGS COINVEST INC. (F/K/A GDLC NORTH HAVEN STACK BUYER COINVEST INC.)

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GOLUB CAPITAL 3 HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC 3 ABS 2022-1 DEPOSITOR LLC
By: Golub Capital BDC 3, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 3 ABS 2022-1 LLC
By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC 3 CLO 1 DEPOSITOR LLC
By: Golub Capital BDC 3, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 3 CLO 1 LLC
By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC CLO 2014 LLC
By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC CLO III DEPOSITOR LLC
By: Golub Capital BDC, Inc., its Designated Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC CLO III LLC
By: GC Advisors LLC, its Collateral Manager

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

GOLUB CAPITAL BDC FUNDING II LLC
By: Golub Capital BDC, Inc., its sole member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL BDC FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Vice Chairman and President

GOLUB CAPITAL BDC HOLDINGS LLC
By: Golub Capital BDC, Inc., its Managing Member

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GOLUB CAPITAL 4 HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC 4 FUNDING LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL 4 HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

GOLUB CAPITAL DIRECT LENDING UNLEVERED HOLDINGS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

GOLUB CAPITAL DIRECT LENDING UNLEVERED HOLDINGS COINVEST, INC.

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Secretary

EXHIBIT A

Golub Capital BDC, Inc.

The undersigned, being all of the members of the Board of Directors of Golub Capital BDC, Inc., a Delaware corporation (“GBDC”), hereby adopt the following resolutions in lieu of a formal meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware:

RESOLVED, that the officers of GBDC be, and each of them hereby is, authorized in the name and on behalf of GBDC to submit and cause to be filed with the SEC an application for an amended order of exemptive relief, in substantially the form attached as Exhibit A, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof.

Golub Capital BDC 3, Inc., Golub Capital BDC 4, Inc., Golub Capital Direct Lending Corporation and Golub Capital Direct Lending Unlevered Corporation

The undersigned, being all of the members of the Boards of Directors of Golub Capital BDC 3, Inc. (“GBDC 3”), Golub Capital BDC 4, Inc. (“GBDC 4”), Golub Capital Direct Lending Corporation (“GDLC”) and Golub Capital Direct Lending Unlevered Corporation (“GDLCU”), each a Maryland corporation, hereby adopt the following resolutions in lieu of a formal meeting pursuant to Section 2-408(c) of the Maryland General Corporation Law:

RESOLVED, that the officers of GBDC 3 be, and each of them hereby is, authorized in the name and on behalf of GBDC 3 to submit and cause to be filed with the SEC an application for an amended order of exemptive relief, in substantially the form attached as Exhibit A, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof.

RESOLVED, that the officers of GBDC 4 be, and each of them hereby is, authorized in the name and on behalf of GBDC 4 to submit and cause to be filed with the SEC an application for an amended order of exemptive relief, in substantially the form attached as Exhibit A, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof.

RESOLVED, that the officers of GDLC be, and each of them hereby is, authorized in the name and on behalf of GDLC to submit and cause to be filed with the SEC an application for an amended order of exemptive relief, in substantially the form attached as Exhibit A, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof.

RESOLVED, that the officers of GDLCU be, and each of them hereby is, authorized in the name and on behalf of GDLCU to submit and cause to be filed with the SEC an application for an amended order of exemptive relief, in substantially the form attached as Exhibit A, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof.